EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

Investor Contact:	Kathee Littrell Sue Morris	(650) 225-1034 (650) 225-6523

http://www.gene.com

GENENTECH ANNOUNCES THIRD QUARTER 2005 RESULTS

-- Quarterly Non-GAAP EPS Increases 46 Percent to $0.35 --

-- Quarterly Oncology U.S. Product Sales Top $1 Billion
for First Time in Company History --

SOUTH SAN FRANCISCO, Calif. -- October 10, 2005 -- Genentech, Inc. (NYSE: DNA) today announced financial results for the third quarter of 2005. Key results for the third quarter of 2005 included:

  Non-GAAP earnings per share increase of 46 percent to $0.35 per share from $0.24 per share in the third quarter of 2004; GAAP earnings per share increase of 57 percent to $0.33 per share from $0.21 per share in the third quarter of 2004;
  Total product sales of $1,451.0 million, a 44 percent increase over product sales of $1,005.5 million in the third quarter of 2004;
  Operating revenues of $1,751.8 million, a 46 percent increase over operating revenues of $1,202.6 million in the third quarter of 2004;
  Non-GAAP net income increase of 48 percent to $383.8 million from $259.6 million in the third quarter of 2004; GAAP net income increase of 56 percent to $359.4 million from $230.9 million in the third quarter of 2004.

"Genentech's first nine months of 2005 have been exceptional, with a string of five consecutive positive Phase III trial results and record product sales and earnings," said Arthur D. Levinson,

Ph.D., Genentech's chairman and chief executive officer. "We are pleased with our continued strong financial results as we enter the last quarter of our 5x5 program."

"For the full year 2005, we are currently expecting year-over-year non-GAAP earnings per share growth of approximately 50 percent," said David Ebersman, senior vice president and chief financial officer.

Note:  Genentech's non-GAAP net income and non-GAAP earnings per share exclude recurring charges related to the 1999 Roche redemption of Genentech's stock and litigation-related special items. The differences in non-GAAP and GAAP numbers are reconciled in the tables below and on www.gene.com. All share and per share amounts reflect the May 2004 two-for-one split of Genentech common stock.

Product Sales

"We are very proud of the strong bio-oncology business that we have built; for the first time in Genentech's history, quarterly oncology U.S. product sales topped one billion dollars," said Ian T. Clark, senior vice president, Commercial Operations. "While our policies only allow our sales force to promote our products for on-label usage, we see increasing use of Avastin in other cancer areas outside of the approved indication of first-line metastatic colorectal cancer, and of Herceptin in the adjuvant setting, also an unapproved use."

For the three months ended September 30, 2005:

  Total product sales, comprised of U.S. product sales and product sales to collaborators (primarily ex-U.S. sales), increased 44 percent to $1,451.0 million from $1,005.5 million in the third quarter of 2004.
  U.S. product sales increased 44 percent to $1,365.3 million, from U.S. product sales of $950.0 million in the third quarter of 2004.
  U.S. sales of Avastin® (bevacizumab) increased 78 percent to $325.2 million, from U.S. sales of $183.0 million in the third quarter of 2004. Sequential quarter-over-quarter Avastin sales increased 32 percent from second quarter 2005 U.S. sales of $245.7 million.

  U.S. sales of Herceptin® (Trastuzumab) increased 70 percent to $215.1 million, from U.S. sales of $126.3 million in the third quarter of 2004. Sequential quarter-over-quarter Herceptin sales increased 41 percent from second quarter 2005 U.S. sales of $152.4 million.
  U.S. sales of Tarceva® (erlotinib) were $73.2 million. Sequential quarter-over-quarter Tarceva sales increased 4 percent from second quarter 2005 U.S. sales of $70.2 million. Tarceva was launched in the United States in November 2004.
  U.S. sales of Rituxan® (Rituximab) increased 16 percent to $456.2 million, from U.S. sales of $393.0 million in the third quarter of 2004.
  U.S. sales of Xolair® (Omalizumab) increased 51 percent to $81.6 million, from U.S. sales of $53.9 million in the third quarter of 2004.
  U.S. sales of RAPTIVA® (efalizumab) increased 28 percent to $20.9 million, from U.S. sales of $16.3 million in the third quarter of 2004.
  U.S. sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 9 percent to $193.1 million, from U.S. sales of $177.6 million in the third quarter of 2004.
  Product sales to collaborators increased 54 percent to $85.7 million, from sales of $55.5 million in the third quarter of 2004. The increase in product sales to collaborators primarily consisted of Avastin sales to Roche.

Royalties and Contract Revenues

  Royalties increased 55 percent to $237.8 million from $153.9 million in the third quarter of 2004.
  Contract revenues increased 46 percent to $63.0 million from $43.2 million in the third quarter of 2004.

Total Costs and Expenses

  Cost of sales increased 39 percent to $230.1 million from $166.0 million in the third quarter of 2004, primarily due to higher product sales. Cost of sales as a percentage of product sales was 16 percent, compared to 17 percent in the third quarter of 2004.
  Research and development (R&D) expenses increased 40 percent to $328.9 million from $234.1 million in the third quarter of 2004. R&D expenses as a percentage of operating revenues were 19 percent, comparable to the third quarter of 2004.
  Marketing, general and administrative (MG&A) expenses increased 32 percent to $349.3 million from $264.6 million in the third quarter of 2004. MG&A expenses as a percentage of operating revenues were 20 percent, compared to 22 percent in the third quarter of 2004.
  Collaboration profit-sharing expenses in the third quarter of 2005 increased 45 percent to $219.6 million from $151.9 million in the third quarter of 2004.

The unrestricted cash and investments portfolio totals approximately $4.1 billion as of September 30, 2005. Among other items, the cash balance reflects the receipt of $2 billion from the company's July 2005 debt offering and the use of approximately $929 million related to share repurchase activity in the third quarter. Also in the third quarter, the company paid approximately $585 million to buy out two synthetic lease obligations associated with its Vacaville and South San Francisco facilities.

Clinical Development

"We are making good progress in our efforts with the FDA to establish our filing timelines. We completed two sBLAs for Rituxan in the past quarter and plan to submit additional filings for Lucentis, Herceptin, Rituxan and Avastin within the next nine months," said Susan D. Hellmann, M.D., M.P.H., president of Product Development. "We plan to file sBLAs for Avastin in first-line non-squamous, non-small cell lung cancer and in first-line metastatic breast cancer during the first half of 2006."

Genentech anticipates filing a supplemental Biologics License Application (sBLA) in the first quarter of 2006 for Herceptin in the adjuvant setting based on data from U.S. studies. Genentech announced that, in addition to initiating the Phase III study of Avastin in first-line metastatic ovarian cancer, it completed enrollment in both the Phase I/II second-generation Anti-CD20 study in rheumatoid arthritis and the Phase I BR3-Fc study in rheumatoid arthritis.

Other Company Activity

The company provided additional information on the pending reexamination of the Cabilly, et al. U.S. Patent No. 6,331,415 (Cabilly patent). Genentech estimates that the process leading up to a final Office action or a notice of intent to issue a reexamination certificate from the U.S. Patent and Trademark Office may take from two to 12 months and that any appeals process may take several years. The overall net pre-tax income to Genentech from revenues and expenses related to the Cabilly patent was approximately $20 million for the third quarter of 2005, or approximately $0.01 per share. Genentech believes that the third quarter 2005 Cabillly-related pre-tax income figure represents approximately one-quarter of the full year's expected results, excluding the effects of a one-time licensee payment related to 2004 sales that was recorded in the first quarter of 2005.

In September 2005 the FDA granted approval for the manufacture of Rituxan bulk drug substance at Lonza's Portsmouth, New Hampshire production facility.

Webcast:

Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Monday, October 10, 2005, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's Website at http://www.gene.com. This webcast will be available via the Website until 5:00 p.m. PT on October 24, 2005. A telephonic audio replay of the webcast will be available beginning at 5:15 p.m. PT on October 10, 2005 through 5:15 p.m. PT on October 17, 2005. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 9678548.

About Genentech:

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

For information on Genentech's latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains forward-looking statements regarding the timeframe of potential FDA filings for Lucentis, Herceptin, Rituxan and Avastin; growth in non-GAAP EPS for 2005; and expected 2005 Cabilly-related income. Actual results could differ materially. Among other things, the timeframe for potential FDA filings could be affected by product safety, efficacy or manufacturing issues, additional time requirements to achieve study endpoints or for data analysis or filing preparation, need for additional clinical studies, and FDA actions or delays; and Cabilly-related income could be affected by sales growth of our licensees' products and our own products, the outcome of the re-examination or other related legal proceedings, and fluctuations in tax rates; the growth of new oncology products and indications may be affected by variables such as demand, penetration, reimbursement and duration of use; and non-GAAP EPS growth could be affected by all of the foregoing and by failure to receive FDA approval; competition, pricing, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses or equity securities write-downs, costs of sales, R&D expenses, fluctuations in royalties and contract revenues, and fluctuations in interest rates. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this press release.

# # #

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,

	2005				2004

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$1,450,979			$1,450,979	$1,005,511			$1,005,511
Royalties	237,777			237,777	153,942			153,942
Contract revenue	63,066			63,066	43,191			43,191

Total operating revenues	1,751,822			1,751,822	1,202,644			1,202,644

Costs and expenses:
Cost of sales	230,127			230,127	165,990			165,990
Research and development	328,850			328,850	234,086			234,086
Marketing, general and administrative	349,323			349,323	264,648			264,648
Collaboration profit sharing	219,591			219,591	151,894			151,894
Recurring charges related to redemption	27,191	$(27,191)	(3)	-	34,534	$(34,534)	(3)	-
Special items: litigation-related	13,507	(13,507)	(4)	-	13,419	(13,419)	(4)	-

Total costs and expenses	1,168,589	(40,698)		1,127,891	864,571	(47,953)		816,618

Operating margin	583,233	40,698		623,931	338,073	47,953		386,026

Other income, net(5)	22,391	-		22,391	23,510	-		23,510

Income before taxes	605,624	40,698		646,322	361,583	47,953		409,536
Income tax provision	246,211	16,280		262,491	130,709	19,181		149,890

Net income	$359,413	$24,418		$383,831	$230,874	$28,772		$259,646

Earnings per share:
Basic	$0.34	$0.02		$0.36	$0.22	$0.03		$0.25

Diluted	$0.33	$0.02		$0.35	$0.21	$0.03		$0.24

Weighted average shares used to compute earnings per share:
Basic	1,060,539			1,060,539	1,055,140			1,055,140

Diluted	1,086,964			1,086,964	1,077,093			1,077,093

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special items and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of tax effects.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs in Q3 2005 and 2004 related to the City of Hope trial judgment.
(5)

"Other income, net" includes interest income, interest expense, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

2005 Reconciliation of GAAP and Non-GAAP EPS
Our 2005 non-GAAP EPS estimate does not include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $123 million on a pretax basis in 2005. In addition, the 2005 non-GAAP EPS estimate does not include litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment and net amounts paid on other litigation settlements, which were approximately $44 million through the third quarter of 2005 and currently estimated to be approximately $58 million on a pretax basis in 2005. Our 2005 GAAP EPS would include the redemption-related recurring charges and the litigation-related special items as well as any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Nine Months Ended September 30,

	2005				2004

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$3,911,095			$3,911,095	$2,682,577			$2,682,577
Royalties	670,014			670,014	459,899			459,899
Contract revenue	159,170			159,170	163,381			163,381

Total operating revenues	4,740,279			4,740,279	3,305,857			3,305,857

Costs and expenses:
Cost of sales	750,649			750,649	467,153			467,153
Research and development	850,215			850,215	637,317			637,317
Marketing, general and administrative	1,021,174			1,021,174	788,616			788,616
Collaboration profit sharing	594,666			594,666	423,546			423,546
Recurring charges related to redemption	96,155	$(96,155)	(3)	-	110,952	$(110,952)	(3)	-
Special items: litigation-related	44,291	(44,291)	(4)	-	40,276	(40,276)	(4)	-

Total costs and expenses	3,357,150	(140,446)		3,216,704	2,467,860	(151,228)		2,316,632

Operating margin	1,383,129	140,446		1,523,575	837,997	151,228		989,225

Other income, net(5)	70,290	-		70,290	61,274	-		61,274

Income before taxes	1,453,419	140,446		1,593,865	899,271	151,228		1,050,499
Income tax provision	513,666	56,178		569,844	321,040	60,491		381,531

Net income	$939,753	$84,268		$1,024,021	$578,231	$90,737		$668,968

Earnings per share:
Basic	$0.89	$0.08		$0.97	$0.55	$0.08		$0.63

Diluted	$0.87	$0.08		$0.95	$0.53	$0.09		$0.62

Weighted average shares used to compute earnings per share:
Basic	1,055,028			1,055,028	1,057,006			1,057,006

Diluted	1,080,921			1,080,921	1,082,081			1,082,081

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special items and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of tax effects.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs in 2005 and 2004 related to the City of Hope trial judgment, and net amounts paid in 2005 related to other litigation settlements.
(5)

"Other income, net" includes interest income, interest expense, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

2005 Reconciliation of GAAP and Non-GAAP EPS
Our 2005 non-GAAP EPS estimate does not include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $123 million on a pretax basis in 2005. In addition, the 2005 non-GAAP EPS estimate does not include litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment and net amounts paid on other litigation settlements, which were approximately $44 million through the third quarter of 2005 and currently estimated to be approximately $58 million on a pretax basis in 2005. Our 2005 GAAP EPS would include the redemption-related recurring charges and the litigation-related special items as well as any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONSOLIDATED BALANCE SHEETS DATA (in thousands) (unaudited)

	September 30,

	2005	2004

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$2,905,543	$1,760,164
Accounts receivable - product sales, net	509,465	548,555
Accounts receivable - royalties, net	264,179	193,650
Accounts receivable - other, net	189,341	143,622
Inventories	621,389	559,920
Long-term marketable debt and equity securities	1,242,866	1,310,422
Property, plant and equipment, net	3,128,089	1,922,313
Goodwill	1,315,019	1,315,019
Other intangible assets	587,911	677,049
Long-term assets	1,030,842	774,435
Total assets	12,099,306	9,408,360
Total current liabilities	1,354,938	1,106,656
Total liabilities	4,376,048	2,441,064
Total stockholders' equity	7,723,258	6,967,566

Year-to-date:
Capital expenditures	$1,106,930	$418,214

Total GAAP(1) depreciation and amortization expense	275,632	259,583
Less: redemption related amortization expense(3)	(96,155)	(110,952)

Non-GAAP(2) depreciation and amortization expense	$179,477	$148,631

___________________
(1)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.

GENENTECH, INC. NET PRODUCT SALES DETAIL (in thousands) (unaudited)

	Three Months Ended September 30,

	2005	2004

Net U.S. Product Sales
Rituxan	$456,227	$393,000
Herceptin	215,148	126,300
Avastin	325,156	183,003
Growth Hormone	88,585	84,931
Thrombolytics	57,903	52,867
Pulmozyme	46,593	39,816
Xolair	81,550	53,856
Raptiva	20,887	16,265
Tarceva	73,222	-

Total U.S. product sales	1,365,271	950,038

Net product sales to collaborators	85,708	55,473

Total Product Sales	$1,450,979	$1,005,511

	Nine Months Ended September 30,

	2005	2004

Net U.S. Product Sales
Rituxan	$1,347,125	$1,144,813
Herceptin	497,205	352,996
Avastin	773,695	354,134
Growth Hormone	275,570	256,896
Thrombolytics	160,105	147,133
Pulmozyme	137,482	114,340
Xolair	227,183	127,332
Raptiva	58,803	35,971
Tarceva	190,993	-

Total U.S. product sales	3,668,161	2,533,615

Net product sales to collaborators	242,934	148,962

Total Product Sales	$3,911,095	$2,682,577